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                                                                    EXHIBIT 12.1
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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
(Dollars in thousands)
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Year ended December 31,                                  1998(2)     1997(2)      1996         1995          1994
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
Earnings:
     Net income from operations before tax             $ 24,879      24,889       21,243       17,337        15,734
     Applicable income taxes                             15,100      15,103       13,351       10,844         9,861
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     Income before taxes                                 39,979      39,992       34,594       28,181        25,595

     Fixed charges:
         Interest expense excluding interest on deposits  6,381       8,060        3,389        2,488         1,391
         Portion of rents representative of interest        453         472          492          829           866
         Preferred stock dividends including
              pre-tax effect                                  -       2,004          589            -             -
         Amortization of trust preferred securities
              issuance costs                                 93          14            -            -             -
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     Fixed charges excluding interest on deposits         6,927      10,550        4,470        3,317         2,257
         Interest on deposits                            75,271      64,603       46,630       39,458        27,060
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     Fixed charges including interest on deposits      $ 82,198      75,153       51,100       42,775        29,317
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     Earnings excluding interest on deposits           $ 46,906      50,542       39,064       31,498        27,852
     Earnings including interest on deposits            122,177     115,145       85,694       70,956        54,912
     Fixed charges excluding interest on deposits         6,927      10,550        4,470        3,317         2,257
     Fixed charges including interest on deposits        82,198      75,153       51,100       42,775        29,317

Ratio of Earnings to Fixed Charges:
     Excluding interest on deposits                       6.77x        4.79x        8.74x        9.50x        12.34xx
     Including interest on deposits                       1.49x        1.53x        1.68x        1.66x         1.87xx
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(1)    For purposes of computing the ratio of earnings to fixed charges, earnings represents income before income taxes and fixed charges. Fixed charges represent interest expense and preferred stock dividends, which dividends commenced in October 1996 and concluded in October 1997.
       Deposits include interest-bearing deposits and repurchase agreements.
       Without including preferred stock dividends in fixed charges and excluding interest on deposits, the ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 were 5.68x and 9.91x, respectively. Without including preferred stock dividends in fixed charges and including interest on deposits, the ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 were 1.55x and 1.68x, respectively

(2) Selected financial data for 1998 and 1997 have been restated. See "Notes to Consolidated Financial Statements - Restatement" included in Part IV,
       Item 14 for information regarding the restatement.